June 15, 2012

Bluegreen Corporation
4960 Conference Way North
Suite 100
Boca Raton, Florida
Facsimile: (561) 912-8002

Re: Acquisition Proposal

Gentlemen:

On behalf of Diamond Resorts Corporation ("Diamond"), we are pleased to submit this proposal to acquire 100% of the outstanding equity of Bluegreen Corporation ("Bluegreen" or the "Company"), subject to the terms and conditions set forth in this letter.

We are aware that the Company is party to a merger agreement (the "BFC Merger Agreement") with BFC Financial Corporation ("BFC") which provides for the acquisition of the Company by BFC, and pursuant to which each Bluegreen share would be exchanged for the right to receive eight shares of BFC's Class A Common Stock. We are confident, however, that our proposal clearly represents a superior transaction for the Company's shareholders than does the BFC transaction. We are prepared to engage with the Board and your advisors immediately to discuss our proposal and move quickly toward its consummation.

Diamond, either directly or through an existing or newly formed subsidiary or affiliate, would be willing to acquire, via a merger, 100% of the outstanding shares of Bluegreen common stock for a purchase price of $6.25 per share in cash (the “Acquisition”). Note that this proposal is based solely on the public filings and other publicly available information regarding Bluegreen. Our proposal is contingent upon Diamond's ability to conduct appropriate due diligence, including meetings with Bluegreen's operating management, and our satisfaction with the results of such due diligence review. Diamond is prepared to enter into an appropriate non-disclosure agreement with the Company, and to commence its due diligence review immediately. Assuming that we are provided the requested information, access and cooperation promptly, we believe that we can complete our due diligence and negotiate a definitive merger agreement very quickly.

Diamond expects to fund the Acquisition with financing provided by one or more of our current institutional equity investors, which include Guggenheim Partners and others. These entities have previously funded the acquisition of Pacific Monarch Resorts (closed May 2012) and Tempus Resorts International (closed July 2011). Based on preliminary discussions, we are confident that financing for the Acquisition can be arranged on terms acceptable to Diamond. We anticipate that our merger agreement will not contain a financing contingency.

We believe that the proposed Acquisition presents a superior opportunity for Bluegreen's shareholders for a number of reasons, including without limitation the following:

  Our proposed merger consideration of $6.25 per share represents a premium of (a) 19% over Bluegreen's closing stock price on June 14, 2012, (b) 17% over the implied per share consideration payable under the BFC Merger Agreement, based upon the exchange ratio in that agreement and the closing price of BFC's Class A Common Stock on the Pink Sheets on June 14, 2012, and (c) 206% over the closing price of Bluegreen's stock on November 11, 2011, the last trading day before the public announcement of the BFC Merger Agreement.
  Our proposed merger consideration is 100% cash, eliminating for Bluegreen's shareholders all of the risks associated with holding shares of common stock in BFC that are set forth in the proxy statement for the BFC Merger Agreement.
  Our proposed transaction provides certainty and speed of execution. As noted above, we expect to be in a position to execute a definitive merger agreement -- which would be approved by Diamond's board of directors and not be subject to a financing contingency – promptly following the commencement of our due diligence. We do not believe any material regulatory approvals would be required to consummate the Acquisition.

As you may know, Diamond Resorts, with global headquarters in Las Vegas, Nevada, is one of the largest hospitality companies in the world with more than 200 branded and affiliated resorts and over 27,000 guest beds in 28 countries with destinations throughout the continental United States and Hawaii, Canada, Mexico, the Caribbean, Europe, Asia, Australia and Africa. Offering simplicity, choice and comfort to more than 418,000 owners and members through the branded hospitality service of approximately 5,000 team members worldwide, Diamond Resorts is dedicated to providing its guests with effortless and relaxing vacation experiences every time, for a lifetime. We firmly believe that the combination of Bluegreen and Diamond's operations, resorts, and management teams will provide substantial benefits to our respective owners, business partners and employees.

We appreciate the importance of moving quickly, and as noted above, we and our advisors stand ready to proceed immediately toward a definitive merger agreement and a closing of the Acquisition. We would anticipate a response from the Board to our proposal promptly, but no later than 10:00AM EDT on June 18, 2012.

Sincerely,

DIAMOND RESORTS CORPORATION

Stephen J. Cloobeck	David F. Palmer
Chairman and CEO	President and CFO